Exhibit 99.1

September 22, 2005 Javelina Conference Call Script

Frank Semple:

I would like to welcome everyone today to this conference call regarding our announcement on Monday that Markwest Energy Partners entered into purchase and sale agreements with El Paso Corporation, Kerr-McGee Corporation and Valero Corporation to acquire 100% of the operating interest in the Javelina gas processing and fractionation facility located in Corpus Christi Texas for $355 million. We are also going to take this opportunity to provide more details regarding the growth in our existing operating areas. Our goal today is to be able to provide you with a clearer picture of what to expect from MarkWest over the coming months.

Joining me today are Randy Nickerson, Senior Vice President of Corporate Development Andy Schroeder, Treasurer and VP of Finance, and Richard Ostberg, VP and Chief Compliance Officer. Jim Ivey, our CFO, has had a significant role in the project analysis and financing plan and would normally join us, but Jim was recently married and is off this week on his honeymoon. As always, we will start with a brief overview of the Javelina deal and our existing operations followed by a Q&A session.

Let me first remind everyone that this discussion will contain forward-looking statements, which are not guarantees of future performance.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Additionally, throughout today’s presentation we may make reference to EBITDA, which is a non-GAAP measure, which is generally derived by adding back interest expense, income taxes, depreciation and amortization to net income.  Also, the Javelina purchase and sale agreements include confidentiality provisions and may limit the amount of detail that we can provide today.

Our corporate development team has been very active since MarkWest Energy Partners was formed in May of 2002, and the Javelina represents our 8th acquisition since our initial public offering.  As we all know, the acquisition market has grown increasingly competitive over the last 12 to 18 months and we have worked very hard to find the right assets and to purchase them at a price that creates value for our stakeholders over both the short and long terms. We believe the Javelina system fits our criteria for quality and durability. We were initially attracted to Javelina because of its supply stability. The gas supply to the Javelina facility comes from six strategically located gulf coast refineries.  These refineries have long term operating prospects and are not dependent on any particular producing field or production zone. This gives Javelina a lower production risk profile than a number of projects that we have evaluated and provides diversity for our existing gathering and processing business. While we like the stable supply aspect of Javelina, we also believe there are a number of opportunities to improve and upgrade the Javelina business both operationally and commercially, as Randy will discuss later.

We also like the strong relationship that the Javelina facility has with their existing refinery customers. Javelina was built for the specific purpose of processing and treating the off specification-gas from these refineries. We look forward to building on those key relationships and have confidence and a proven track record of providing a very high quality customer focused service.  Finally, we like the fact that Javelina is essentially a self-contained business with its own accounting functions and should be much easier to integrate from a back office standpoint than any significant acquisition that we have made to date.

While the primary focus of the conference call today is to discuss the Javelina acquisition, there are a number of other exciting projects occurring at MarkWest that we would like to discuss in some detail. Many of our press releases over the last six months have centered on our recent financial reporting challenges. Unfortunately this has masked the positive growth that has occurred from our acquisitions in Western Oklahoma and East Texas. As Randy and Andy will talk about in more detail, our three largest systems in the southwest have experienced almost constant expansion and growth. And we will see significant benefits from that growth in 2006. We have also been experiencing increased costs and revenue losses over the past nine months due to the repair of our NGL pipeline in Appalachia. As that system returns to service over the next several months we also expect that our Northeast Business Unit will provide higher cash flows in 2006 than we have seen in 2005.

Finally, we believe that we have addressed our accounting challenges and that we have a clear plan going forward to ensure that we do not experience the same delays in our financial reporting. After we discuss Javelina and our organic growth in more detail, I will provide a little more detail about the improvements and plans for our back office and accounting functions.

So with that, I am going to turn the discussion over to Randy Nickerson to discuss the Javelina assets and the growth in our existing operations in more detail. Andy will follow Randy with a discussion of the financing plan and a review of the impact of the acquisition on distributable cash flow and distributions.

Randy Nickerson:

Thank you Frank.

As Frank mentioned, the Javelina system is a partnership owned by Kerr-McGee Corporation, Valero Corporation and El Paso Corporation. The Javelina system includes the Javelina Gas Processing and Fractionation facility and approximately 52 miles of associated pipelines that gather the off-gas from six local refineries. The gas that is gathered into the Javelina facility is first treated to remove a small amount of hydrogen sulfide and carbon dioxide and then processed to recover up to 28,000 barrels per day of products including natural gas liquids and hydrogen. The NGLs are fractionated at Javelina into their individual components of ethane, ethylene, propane, propylene, butanes and pentanes. The NGL products are delivered into Javelina and other third party pipelines for sale and the residue gas and hydrogen are redelivered back to the refineries. The processing contracts with each of the six refineries delivering gas to Javelina are percent-of-proceeds type agreements wherein Javelina retains a portion of the proceeds from the sale of the NGL products and hydrogen for providing the processing service to the refineries. We anticipate that Javelina will contribute approximately $35 to $40 million of EBITDA in 2006 and will require approximately $2 million per year of maintenance capital.

While operating from a stable supply base, Javelina also has opportunities for growth. By the end of the first quarter of 2006, the hydrogen recovery process will be upgraded to increase the recovery of hydrogen by approximately 10%. In addition, we believe we can upgrade the purity of the heavy NGL components to expand the available markets and increase the sales price. We also believe the Javelina gas volumes, which are currently 125 to 130 mmscfd will continue to increase as the refineries continue to discover ways to increase their through-put and meet ever increasing emission standards.

As Frank mentioned, one of the reasons that we were attracted to Javelina is that it is more or less a fully contained. The Javelina staff includes approximately 35 employees including on-site engineering, environmental and safety, and accounting personnel. As a result, even though it is a fairly large acquisition for us, it will require limited back office integration.

We expect to close the Javelina acquisition on November 1 but that is subject to HSR review by the FTC.

As Frank also noted in his initial comments, we also want to take this opportunity to discuss the positive growth that we have experienced from our existing operations, particularly from our operations in the Southwest Business Unit. Each of our primary operating areas in the Southwest Business Unit have continued to experience growth in gas volumes.

Gas volumes in our Foss lake system in Western Oklahoma have grown from less than 55 mmcfd when we first purchased the system to close to 90 mmcfd today. As a result, we have been in an almost constant expansion mode in Oklahoma with the most recent plant and gathering expansion to be completed by the end of this year. In our Appleby system in east Texas, gas volumes have increased continually from less than 22 mmcfd in 2003 to over 40 mmcfd today. Finally, our Carthage system in east Texas has grown from approximately 275 mmcfd at the beginning of this year to over 335 mmcfd today. Even more importantly, our 200 mmcfd gas processing facility in Carthage is on schedule and will begin full operation in January of 2006.

Frank noted that we are nearing completion of the repair of the NGL pipeline in our Northeast Business Unit.  You will recall that this event, in addition to the accounting and Sarbanes-Oxley compliance efforts had a significant impact on our operating results in the first six months of this year.  We are largely through these events and expect to see our results in the second half of this year return to and even improve upon the results from the fourth quarter of last year in part as a result of the growth I described previously, as well as the high commodity prices we have recently been experiencing.

In order to achieve the growth in these systems, we have a capital budget of approximately $65 million for 2005, approximately $48 million to $52 million of which will have been spent by the end of the third quarter and anticipate that we will invest an additional $30 million to $35 million during 2006.  As a result of these projects  and based on certain assumptions, some of which Andy will discuss shortly, we expect our distributable cash flow from our existing operations to grow by approximately  $25 million in 2006.

So in summary, we are very excited about adding Javelina to our asset base. But we are also excited about our existing operations, which we expect to add over 50% of the EBITDA in 2006 as Javelina but at less than 30% of the capital cost.

That’s it for my comments.  I’ll now turn it over to Andy Schroeder to discuss the financing.

Andy Schroeder

Thanks Randy.

As we announced in our press release, the Javelina acquisition will be funded initially through an acquisition credit facility provided by RBC Capital Markets and Royal Bank of Canada. The new credit facility includes both a $100 million revolving facility and a $400 million term loan facility. As expected, we will use this facility to both close on the Javelina acquisition as well as pay off our existing revolving credit facility, which has a current outstanding balance of approximately $70 million.  The longer-term plan for financing Javelina is similar to our strategy when we acquired the East Texas assets last year.  We intend to long-term finance this transaction by raising sufficient equity to maintain a debt-to-total capital ratio of less than 50 percent in keeping with our long-term balance sheet objectives.  We currently anticipate accessing the long-term debt markets to retire the remainder of the term loan facility.  The timing of these offerings will be somewhat dependent upon the timing of completion of various SEC documents.

As we have discussed before, a number of our existing contracts allow MarkWest to retain either a portion of the gas and NGLs that we gather and process or to retain a portion of the proceeds from the sale of the gas and NGLs that we gather and process. In addition, we have some keep-whole exposure in Oklahoma and East Texas. Because many of our contracts result in a natural hedge we have always discussed our commodity exposure as a change in EBITDA as a result of a change in the price of oil and gas. While this is not exact, we believe it makes our commodity exposure easier to understand. Without Javelina, a $1 change in the price of oil will generally result in a $1 million per year change in our EBITDA. Likewise, a $0.50 change in the price of natural gas will generally cause a $1.5 million per year change in our EBITDA. While very little of the Javelina results are dependent on gas prices, a $1 change in the price of oil will generally result in approximately $600 and $750 thousand per year change in EBITDA.

I would add that the distributable cash flow increases outlined by Randy earlier are based on an average 2006 crude oil price of between $52 to $55 dollars and an average gas price of approximately $7.50 per mmbtu.  To reduce our exposure to commodity prices, we are finalizing our hedging evaluation and by the time that we close on the Javelina acquisition, we expect to hedge between 35% and 60% of our commodity exposure in 2006. We also believe we have the opportunity to convert as much as 50% of our percent-of-liquids contracts in Carthage to fee based contracts.

With that I will turn it back to Frank

Frank Semple:

Thanks Andy,

Our goal today was not to do a complete data dump on you, but I have heard from a number of you and the theme seems to be that we have not provided enough information. So hopefully, we are catching up today.

Before we go to questions and answers, I want to briefly touch on changes in our accounting and reporting structure. We have greatly upgraded our internal accounting and 404 compliance capabilities over the past quarter. In addition to adding to our accounting team, Richard Ostberg as our VP of Compliance and his team will significantly improve our ability to prevent future 404 and accounting related issues.

While the last nine months has been a very difficult one for us from an accounting perspective, I am convinced that the significant improvements in our back office capabilities has resulted in a much stronger company that will allow us to perform well with our existing assets and to continue to grow. With that, I would like to open the floor for questions.